UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (Amendment No.1)*


                                COTT CORPORATION
             ------------------------------------------------------
                                (NAME OF ISSUER)


                           COMMON STOCK, NO PAR VALUE
             ------------------------------------------------------
                          (TITLE OF CLASS OF SECURITIES)


                                    22163N106
             ------------------------------------------------------
                                 (CUSIP NUMBER)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[X]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes.


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Levin Capital Strategies, L.P.
      (EIN 87-0753486)

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION


       United States of America
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                                0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            30,000
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                     0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH         8  SHARED DISPOSITIVE POWER

                        30,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           30,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 1.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IA
- ------------------------------------------------------------------------------

- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Levin Capital Strategies GP, LLC
      (EIN 87-0753486)

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION


       United States of America
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                                0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            30,000
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                     0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH         8  SHARED DISPOSITIVE POWER

                        30,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           30,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 1.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IA
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      LCS, LLC

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

     A Delaware Limited Liability Corporation

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                           0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY               30,000
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                0

                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH        8   SHARED DISPOSITIVE POWER

                           30,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

          30,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [ ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 1.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           CO
- ------------------------------------------------------------------------------


- ------------------------------------------------------------------------------
  1   NAME OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John A. Levin

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
       (a)  [  ]
       (b)  [  ]
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  3   SEC USE ONLY

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
  4   CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
                   5 SOLE VOTING POWER

                                0
   NUMBER OF     ---------------------------------------------------------------
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
     SHARES        6  SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY            30,000
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      EACH         7  SOLE DISPOSITIVE POWER
   REPORTING
     PERSON                     0
                 ---------------------------------------------------------------
                 ---------------------------------------------------------------
      WITH         8  SHARED DISPOSITIVE POWER

                        30,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

           30,000
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES*
             [    ]

- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           Less than 1.0%
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------
 12   TYPE OF REPORTING PERSON*

           IN
- ------------------------------------------------------------------------------


ITEM 1.

     (A) NAME OF ISSUER:

         COTT CORPORATION (the "Issuer").

     (B) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES OR, IF NONE, RESIDENCE:

         1200 Britannia Road East, Mississauga, Ontario L4W 4T5
         4221 West Boy Scout Boulevard, Suite 400, Tampa, Florida 33607


ITEM 2.

    (A) NAME OF PERSON FILING:

     This schedule is being jointly filed by Levin Capital Strategies, L.P. ("LCS"), Levin Capital Strategies GP, LLC ("LCSGP"), LCS, LLC ("LCSL"), and John A. Levin, the Chief Executive Officer and controlling person of LCS, LCSGP, LCSL, (LCS, LCSGP, LCSL, and John A. Levin are sometimes collectively referred to hereinafter as "Filer"). Attached hereto as an exhibit is a copy of the joint Schedule 13G filing agreement among the reporting persons and entities.


     (B) ADDRESS OF PRINCIPAL BUSINESS OFFICE:

      The address of the principal executive office of LCS, LCSGP, LCSL, and John A. Levin is: 595 Madison Avenue, 17th Floor, New York, New York 10022.


    (C) CITIZENSHIP:

     The citizenship or place of organization of the reporting person is as follows: LCS is a limited partnership organized under the laws of the State of Delaware, and LCSGP, LCSL are limited liability corporations organized under the laws of the State of Delaware. John A. Levin is a citizen of the United States of America.



     (D) TITLE OF CLASS OF SECURITIES:

         Common Stock, no par value.

     (E) CUSIP NUMBER:

         109043109


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(B), OR
240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

      IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act
          (b) [ ] Bank as defined in Section 3(a)(6) of the Act
          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940
          (e) [x] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)
          (g) [ ] Parent Holding Company, in accordance with Rule 13d-
                  1(b)(ii)(G);
          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;
          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;
          (j) ( ) Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX.[]


ITEM 4.  OWNERSHIP.
Levin Capital Strategies, L.P.:

     (a) Amount beneficially owned: 30,000
     (b) Percent of Class: Less than 1.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
	(ii) Shared power to vote or to direct the vote: 30,000
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 30,000


Levin Capital Strategies GP, LLC:

     (a) Amount beneficially owned: 30,000
     (b) Percent of Class: Less than 1.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
	(ii) Shared power to vote or to direct the vote: 30,000
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 30,000

LCS, LLC:

     (a) Amount beneficially owned: 30,000
     (b) Percent of Class: Less than 1.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
	(ii) Share power to vote or to direct the vote: 30,000
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 30,000


Mr. Levin disclaims beneficial ownership of all such shares.


John A. Levin:

     (a) Amount beneficially owned: 30,000
     (b) Percent of Class: Less than 1.0%
     (c) Number of shares as to which the person has:

	 (i) Sole power to vote or to direct the vote: 0
        (ii) Share power to vote or to direct the vote: 30,000
       (iii) Sole power to dispose or to direct the disposition of: 0
	(iv) Shared power to dispose of to direct the disposition of: 30,000


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

	 Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not applicable.


ITEM 10. CERTIFICATION.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                                SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                               April 3, 2019
                         ---------------------------
                                    (Date)





			LEVIN CAPITAL STRATEGIES, L.P.
                        By:/s/  JOHN A. LEVIN
                        --------------------------
                                John A. Levin
                        Chairman and Chief Executive Officer



			Levin Capital Strategies GP, LLC
			By: John A. Levin 2005 GRAT Separation Trust, as
			Managing Member

			By: /s/ Elisabeth Levin
                            -----------------------------
                                Elisabeth Levin, Trustee


                        LCS, LLC
                        BY:/s/ JOHN A. LEVIN
                        ------------------------
                        	John A. Levin
                        	General Partner



                        By:/s/ JOHN A. LEVIN
                          ------------------------
                               John A. Levin